UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                  January 15, 2013

Linkwell Corporation
(Exact name of registrant as specified in its charter)

Florida	000-24977	65-1053546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1104 Jiatang, Jiading District, Shanghai, China	201807
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(86) 21-5566-6258

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On January 15, 2013 Metamining Nevada, Inc. (“Metamining Nevada”), a wholly-owned subsidiary of Linkwell Corporation, entered into a Contact Agreement with Metawise Group, Inc. (“Metawise”), a related party.  Metawise, a minority shareholder in Metamining, Inc. which is the former parent of Metamining Nevada prior to our acquisition of the company in March 2012, is co-owned by Song Qiang Chen and Ling Li, members of our Board of Directors and officers of Metamining Nevada.

Under the terms of the Contract Agreement, Metamining Nevada was granted the exclusive rights to manage, operate and facilitate the sale to Metawise’s customers of approximately 5 million tons of iron ore fines stockpiled at a facility near Mobile, Alabama for the four year period commencing on the date Metamining Nevada receives a notice to proceed from Metawise.  Metamining Nevada is entitled to receive $10.00 from the net profit per dry metric ton for the product sold by Metawise, and Metamining Nevada is obligated to pay certain additional costs, and assume certain additional responsibilities, as described later in this report.

The iron ore fines were generated during titanium dioxide processing by the former operators of the site, and were disposed of in a landfill and two impoundments.  The property was transferred to the Multistate Environmental Response Trust under a bankruptcy settlement agreement with the former operator.  Under the terms of a Purchase and Sale Agreement with the Multistate Environmental Response Trust, Metawise has the right to remove the material from the landfill and impoundments. In addition, Metawise has advised Metamining Nevada that it has entered into purchase agreement with several Chinese steel mills and trading groups for the sale of the iron ore fines, although we have not been made privy to the terms of these agreements and do not know if these contracts represent firm commitment obligations.

Metawise is engaged in construction of a production site and which is expected to be completed, with testing concluded, during the first quarter of 2013.  It is expected that the first shipment of the iron ores to Metawise’s customers will be made in the second quarter of 2013.  The Contract Agreement also granted Metamining Nevada a non-exclusive right to temporary access to the facility for the purposes of performing the material management and restoration services it has been engaged to provide to Metawise, as well as temporary, non-exclusive access to certain office space at the facility.

The Contract Agreement does not specific a term and, accordingly, may be terminated by either party at will.  Under the terms of the Contract Agreement, Metamining Nevada is responsible furnishing all labor, equipment and material, and performing all work necessary to remove the iron ore fines from the site, including excavation, sampling, dewatering, packing, loading and otherwise processing the iron ores.  Metamining Nevada is responsible for ensuring that the it follows protocols, policies and requirements for the safe handling of the material as will be established by Metawise, and in accordance with applicable laws, to prevent the releases of hazardous substances or petroleum during the process, and it is responsible for any costs if an inadvertent release of hazardous materials should occur.  Metamining Nevada is also solely responsible for all restoration work, including the costs associated with it, related to the excavation and processing of the iron ore fines.

Metawise has the right to retain the services of professional engineers to serve as a compliance monitor to ensure that Metamining Nevada is properly performing the material management and restoration services and Metamining Nevada agreed to reimburse Metawise for the costs of the compliance monitor.  In addition, Metamining Nevada is responsible for certain additional costs and expenses, including:

•           all costs associated with any third party contractors it may engage to perform the material management and material shipping activities.  Metawise has the right to jointly select the contractors and oversee the work performed by the contractors,

•           arranging for transferring and shipping the material to Metawise’s customers, including compliance with the laws of the U.S. and the final destination country governing the material management and shipping and the transfer, sampling and reprocessing of the material in the final destination country,

•           profiling, assaying and other analysis of the material, including providing copies of laboratory and other data to Metawise,

•           collecting, treating and disposing of the dewatering effluent which will be removed from the impoundment as part of the material processing, including all related capital, operation, maintenance and repair costs associated therewith, and

•           costs, including repair costs, associated with the operation and maintenance of the portion of the office space at the facility it will utilize during the term of the Contract Agreement.

The foregoing description of the terms and conditions of the Contract Agreement is qualified in its entirety by reference to the agreement which is filed as Exhibit 10.5 to this report.

Item 7.01                      Regulation FD Disclosure.

On February 7, 2013, Linkwell Corporation issued a press release announcing the Contract Agreement with Metawise.  A copy of this press release is included as Exhibit 99.1 to this report.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Linkwell Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01                      Financial Statements and Exhibits.

Exhibit No.                                           Description

10.15	Contract Agreement dated January 15, 2013 by and between Metawise Group, Inc. and Metamining Nevada, Inc.
99.1	Press release dated February 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Linkwell Corporation

Date: February 7, 2013	By: /s/ Xuelian Bian
Xuelian Bian, Chief Executive Officer